Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 22, 2019, with respect to the consolidated financial statements of MC Assembly Holdings, Inc. and Subsidiary, appearing in the Current Report on Form 8-K/A filed by SMTC Corporation on January 22, 2019.

/s/ RSM US LLP

West Palm Beach, Florida

July 17, 2019